CUSIP No. 903213106	Schedule 13G	Page 8 of 8

EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the common stock of UQM Technologies, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 5th day of February 2018

GDG Green Dolphin, LLC

By:	/s/ Gregory D. Glyman
	Name:	Gregory D. Glyman
	Title:	Manager

By:	/s/ Gregory D. Glyman
Gregory D. Glyman